Wyndham Hotels & Resorts Appoints
Alexandra A. Jung to Board of Directors

PARSIPPANY, N.J. (November 17, 2025) – Wyndham Hotels & Resorts (NYSE: WH), the world’s largest hotel franchisor, today appointed Alexandra A. Jung to its Board of Directors. Ms. Jung will serve as a member of the Corporate Governance and Audit Committees.

“With vast experience across oceans and corporate sectors, Alex is an experienced business builder and leader with deep global portfolio management, international investment and operational experiences. Her addition to Wyndham’s Board of Directors will help us continue positioning Wyndham for sustained growth as we make hotel travel possible for all."

- Stephen P. Holmes, Chairman of the Board, Wyndham Hotels & Resorts

With more than 25 years of experience in investment management, Ms. Jung brings knowledge across an array of sectors including hotel and leisure, power, consumer, industrials, transport, energy, healthcare and real estate. She currently serves as Co-Founder and Managing Partner of Amateras Capital & Head of Private Debt Funds and Partner at AEA Investors, a pioneer in the private equity industry.

Previously, Ms. Jung was Partner & Head of European Investments at Oak Hill Advisors in London and New York, where she led the build out of the firm’s European business and portfolio and held global portfolio management roles. During her tenure at Goldman Sachs in New York and London she led investments in the firm’s European Special Situations Group, focused on credit and equity investing in US Transatlantic and European companies.

Ms. Jung currently serves on the board of NVR, Inc., one of America’s leading homebuilders. She is an avid supporter of women in investing and executive leadership and was a founding board member of the Women's Business Collaborative, which was established to accelerate the advancement of women in the c-suite, board and corporate leadership. She earned a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.A., cum laude, from Bucknell University.

With the appointment of Alexandra Jung, the Wyndham Hotels & Resorts board expands to 9 directors, seven of whom are independent. The other members of Wyndham’s board of directors include:
•Stephen P. Holmes, Chairman of the Board; Former Chairman and Chief Executive Officer of Wyndham Worldwide
•Geoffrey A. Ballotti, President & Chief Executive Officer, Wyndham Hotels & Resorts
•Myra J. Biblowit, Former President of The Breast Cancer Research Foundation
•James E. Buckman, Former Vice Chairman of York Capital Management
•Bruce B. Churchill, Former President of DIRECTV Latin America
•Mukul V. Deoras, President, Asia Pacific Division of Colgate-Palmolive Company and Chairman of Colgate-Palmolive (India) Ltd.
•Ronald L. Nelson, Former Chairman and Chief Executive Officer of Avis Budget Group
•Pauline D.E. Richards, Former Chief Operating Officer of Trebuchet Group Holdings Ltd

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About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of franchised properties, with approximately 8,300 hotels across approximately 100 countries on six continents. Through its network of over 855,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, ECHO Suites®, Registry Collection Hotels®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 121 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.

Contacts:
Media:
Maire Griffin
Senior Vice President, Global Communications
862-246-9918
WyndhamHotelsNews@wyndham.com